EXHIBIT 4

FORM OF 7% CONVERTIBLE SUBORDINATED NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS REGISTERED UNDER THE SECURITIES ACT, OR IN A TRANSACTION WHICH IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. ADDITIONALLY, THE TRANSFER OF THIS NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THIS NOTE, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS NOTE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER.

INTERNATIONAL ASSETS HOLDING CORPORATION

7% CONVERTIBLE SUBORDINATED NOTE DUE 2014

No.

Issue Date: , 2004	Principal Amount: $

INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation (the “Company”), for value received, hereby promises to pay to                      or registered assigns, the principal amount of U.S. $             on December 31, 2014 (the “Maturity Date”). This Note is subject to the following terms and conditions:

1.    DEFINITIONS

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of Capital Stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Business Day” means each day of the year on which banking institutions are not required or authorized to close in The City of New York.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, common stock and preferred stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

“Close of Business” means, with respect to any date, 5:00 PM, New York City time, on such date.

“Closing Prices” means, as of any Trading Day, the last reported sales price for the Common Stock or, in case no such reported sale takes place on such date, the average of the reporting closing bid and asked prices in either case on the NASDAQ SmallCap Market, or on the principal national securities exchange as which the Common Stock is then listed or admitted for trading, or if not listed or admitted to trading on any national securities exchange, the closing sales prices of the Common Stock as quoted by NASDAQ.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, as such class exists on the date of this Note, or any other shares of Capital Stock into which such common stock shall be reclassified or changed.

“Company” means International Assets Holding Corporation, a Delaware corporation, and its successors.

“Conversion Date” has the meaning specified in Section 5(b) of this Note.

“Conversion Notice” has the meaning specified in Section 5(b) of this Note.

“Conversion Price” has the meaning specified in Section 5(a) of this Note.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Event of Default” has the meaning specified in Section 8(a) of this Note.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Holder” means the Person in whose name this Note is registered on the books of the Company.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all reimbursement obligations of such Person (whether contingent or otherwise ) in respect of letters of credit, banker’s acceptances, surety or other bonds and similar instruments, (vi) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (vii) all Indebtedness of others secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (viii) all Indebtedness of others guaranteed by such Person or for which such Person is otherwise contingently liable.

“Interest Record Date” means June 15 and December 15 next preceding the related Interest Payment Date.

“Interest Payment Date” means June 30 and December 31 of each year.

“Interest Period” means the period beginning on and including the Issue Date and ending on but excluding the immediately succeeding Interest Payment Date, and each subsequent period beginning on and including an Interest Payment Date and ending on but excluding the immediately succeeding Interest Payment Date.

“Issue Date” of this Note means the date on which this Note was originally issued or deemed issued as set forth on the face of this Note.

“Legend” has the meaning specified in Section 9(e) of this Note.

“Market Value” has the meaning specified in Section 5(f)(v) of this Note.

“Maturity Date” means December 31, 2014.

“Nasdaq SmallCap Market” means the electronic interdealer quotation system operated by Nasdaq Stock Market, Inc.

“Notes” means this Note and all other 7% Convertible Subordinated Notes Due 2014 issued by the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

“Redemption Date” means a date specified for redemption of this Note in accordance with the terms of Section 4 of this Note.

“Redemption Price” has the meaning specified in Section 4(a) of this Note.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Debt” means the principal of, premium, if any, and interest on, rent payable under, and any other amounts due on or in connection with any and all Indebtedness of the Company (including, without limitation, fees, costs, expenses and any interest accruing after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law, but only to the extent allowed or permitted to the holder of such Indebtedness against the bankruptcy or other insolvency estate of the Company in such proceeding), whether outstanding on the Issue Date or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Debt does not include (x) Indebtedness evidenced by the Notes, (y) Indebtedness of the Company to any Subsidiary of the Company, a majority of the voting stock of which is owned by the Company, except to the extent such Indebtedness is pledged by such Subsidiary as security for any Senior Debt, and (z) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Notes.

“Subsidiary” of any specified Person means any corporation, partnership, joint venture, limited liability company, association, trust or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such specified Person or any of its Subsidiaries or (ii) in the case of a partnership, joint venture, limited liability company, association, trust or other business entity, with respect to which such specified Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise.

“Taxes” means any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of any Taxing Authority.

“Taxing Authority” means any government or political subdivision or territory or possession of any government or agency therein or thereof having the power to tax.

“Transfer Restricted Security” has the meaning specified in Section 9(e) of this Note.

2.    INTEREST

(a) Accrual and Payment of Interest. The Company shall pay interest on the outstanding principal amount of this Note at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) equal to seven percent (7.0%). Interest shall accrue on this Note from the Issue Date to but excluding the Maturity Date (or if a Conversion Notice or Redemption Notice has been delivered, the Conversion Date or Redemption Date, as the case may be). Interest accrued during each Interest Period shall be paid semi-annually in arrears on each Interest Payment Date.

(b) Defaulted Interest. If the Company defaults in a payment of principal or interest on this Note, it shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate per annum borne by this Note, to the extent lawful.

3.    METHOD OF PAYMENT

The Company shall pay interest on this Note (except defaulted interest) to the person who is the Holder of this Note at the close of business on the Interest Record Date immediately preceding the Interest Payment Date. The Holder must surrender this Note to the Company to collect any principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Company may pay principal and interest by wire transfer of funds (provided that the Company shall have received wire instructions on or prior to the relevant Interest Record Date), or interest by check payable in such U.S. Legal Tender. The Company may deliver any such interest payments to the Holder at the Holder’s registered address.

4.    REDEMPTION AT THE OPTION OF THE COMPANY

(a) Right to Redeem. At any time on or after January 1, 2007, this Note will be redeemable at the option of the Company, in whole or in part at a redemption price (the “Redemption Price”) equal to one hundred fifteen percent (115%) of the principal amount of this Note called for redemption, plus accrued and unpaid interest thereon, if any, to the date scheduled for such redemption (the “Redemption Date”).

(b) Notice of Redemption. At least 30 days but not more than 60 days before a Redemption Date, the Company shall cause notice of redemption to be mailed, by first-class mail, postage prepaid, to the Holder of this Note at the Holder’s address appearing on the register maintained by the Company. Such notice shall state:

(i) the Redemption Date;

(ii) the Redemption Price;

(iii) the Conversion Price in effect on the date of such notice;

(iv) that this Note may be converted at any time prior to the close of business on the Redemption Date;

(v) that this Note must be surrendered to the Company to collect the Redemption Price and the procedures to be followed to surrender this Note;

(vi) that if this Note is being redeemed only in part, the portion of this Note to be redeemed, and that the Holder will, without charge, be issued a new Note equal in principal amount to the unredeemed portion of this Note; and

(vii) that the Redemption Price for this Note will be paid on the later of (x) the Redemption Date and (y) the date this Note is surrendered to the Company.

(c) Effect of Redemption. Once notice of redemption is given, this Note shall become due and payable on the Redemption Date and at the Redemption Price stated in such notice, unless this Note has been converted. Unless the Company defaults in paying the

Redemption Price, interest on the portion of this Note called for redemption shall cease to accrue on and after the Redemption Date and the only remaining right of the Holder shall be to receive payment of the Redemption Price upon surrender of this Note to the Company. Receipt by the Company of this Note prior to, on or after the Redemption Date shall be a condition to the receipt by the Holder of the Redemption Price.

(d) Redemption in Part. If this Note is to be redeemed in part, upon the surrender of this Note, the Company shall, without charge, execute and deliver to the Holder a new Note equal in principal amount to the unredeemed portion of this Note.

5. CONVERSION

(a) Conversion at the Option of the Holder or the Company.

(i) Subject to the further provisions of this Section 5, the Holder of this Note may, at its option, cause this Note to be converted, in whole or in part, into Common Stock at any time prior to the Maturity Date, at the Conversion Price then in effect; provided, however, that if this Note is called for redemption pursuant to Section 4, such conversion right shall terminate at the close of business on the Redemption Date for this Note (unless the Company shall default in paying the Redemption Price when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and this Note is redeemed); and provided, further, that, if the Holder of this Note presents this Note for redemption prior to the close of business on the Redemption Date for this Note, the right of conversion shall terminate upon presentation of this Note to the Company (unless the Company shall default in paying the Redemption Price when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and this Note is redeemed).

(ii) Subject to the further provisions of this Section 5, the Company may, at its option, cause the outstanding principal balance of this Note to be converted, in whole or in part, into shares of Common Stock at the Conversion Price then in effect at any time during the ninety (90) day period commencing upon the occurrence of every aspect of all of the following events (A) the Closing Price of the Common Stock exceeds $8.00 per share (proportionately adjusted to reflect adjustments to Conversion Price) for twenty (20) consecutive trading days, (B) the Company files a registration statement under the Securities Act to register the issuance of the Common Stock upon the conversion of this Note, and (C) such registration statement is declared effective by the SEC. Upon such conversion, without limiting the Holder’s obligation to comply with the remaining provisions of this Section 5, the outstanding principal balance of this Note shall be deemed to be converted into shares of the Common Stock in accordance with the terms of this Section 5, without any further action on the part of the Holder.

(iii) The number of shares of Common Stock issuable upon conversion of this Note shall be determined by dividing the outstanding principal amount of this Note or portion thereof surrendered for conversion, by the Conversion Price in effect on the Conversion Date.

(iv) Subject to the adjustments provided by this Section 5, the Conversion Price shall be $5.75 per share.

(v) The Holder of this Note is not entitled to any rights of a holder of Common Stock until this Note is deemed to have been converted into Common Stock pursuant to this Section 5.

(b) Conversion Procedure.

(i) In the event that the Holder elects to convert this Note under Section 5(a)(i), the Holder must complete and manually sign the conversion notice attached to this Note as Annex A (the “Conversion Notice”) and deliver such notice to the Company.

(ii) In the case of any conversion of this Note (under either Section 5(a)(i) or (ii), the Holder must (a) surrender this Note to the Company, (b) furnish appropriate endorsements and transfer documents if required by the Company, and (c) pay any transfer or similar tax, if required. As soon as practicable after the Holder fulfills these obligations, the Company shall deliver to the Holder a certificate for the number of whole shares of Common Stock issuable upon the conversion and cash in lieu of any fractional shares pursuant to Section 5(c).

(iii) For purposes of this Note, the “Conversion Date” shall be (A) in the case of conversion under Section 5(a)(i), the date on which the Holder fulfills the requirements under Section 5(b)(i) and (ii), and (B) in the case of conversion under Section 5(a)(ii), the date that the Company provides notice of conversion to the Holder pursuant to the terms of this Note.

(iv) The person in whose name the certificate is registered shall be deemed to be a shareholder of record on the Conversion Date; provided, however, that no surrender of this Note on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided, further, that such conversion shall be at the Conversion Price in effect on the Conversion Date as if the stock transfer books of the Company had not been closed. Upon conversion of this Note, such person shall no longer be the Holder of this Note. No payment or adjustment will be made for dividends or distributions on shares of Common Stock issued upon conversion of this Note.

(v) If this Note is converted in whole or in part, the Company shall pay to the Holder on the Conversion Date all interest which has accrued but is unpaid through the Conversion Date on the principal amount of the Note which is converted.

(vi) No interest shall accrue on this Note from and after the Conversion Date. Notwithstanding the foregoing, if this Note is called for redemption and this Note is surrendered for conversion during the ten Business Days immediately preceding the Redemption Date, interest shall accrue on this Note through, but not including, such Redemption Date, and shall be payable on such Redemption Date to the person who surrenders this Note for conversion and the Conversion Date of this Note will, notwithstanding anything contained in this Section 5 to the contrary, be deemed to be such Redemption Date.

(vii) If this Note is converted in part, upon surrender of this Note, the Company shall execute and deliver to the Holder, a new Note equal in principal amount to the unconverted portion of this Note.

(c) Fractional Shares. The Company will not issue fractional shares of Common Stock upon conversion of this Note. In lieu thereof, the Company will pay an amount in cash based upon the Closing Price of the Common Stock on the Conversion Date.

(d) Taxes on Conversion. If a Holder converts this Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon such conversion. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name. The Company may refuse to deliver the certificate representing the Common Stock being issued in a name other than the Holder’s name until the Company receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(e) Company to Provide Common Stock.

(i) The Company shall, from time to time as it may be necessary, reserve, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock to permit the conversion of this Note into shares of Common Stock.

(ii) All shares of Common Stock delivered upon conversion of this Note shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

(iii) The Company will endeavor promptly to comply with all federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of this Note, if any, and will list or cause to have quoted such shares of Common Stock on each national securities exchange or in the over-the-counter market or such other market on which the Common Stock is then listed or quoted.

(f) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time by the Company as follows:

(i) In case the Company shall (i) pay a dividend in shares of Common Stock to all holders of Common Stock, (ii) make a distribution in shares of Common Stock to all holders of Common Stock, (iii) subdivide its outstanding Common Stock into a greater number of shares, or (iv) combine its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of this Note shall be entitled to receive, upon conversion of this Note, that number of shares of Common Stock which the Holder would have owned following such event had this Note been converted immediately prior to the happening of the event. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date in the case of a dividend in shares or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.

(ii) In case the Company shall issue rights or warrants to all or substantially all holders of the Common Stock entitling them (for a period commencing no earlier than the record date described below and expiring not more than 60 days after such record date) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the Market Value per share of Common Stock (as determined in accordance with subsection (v) of this Section 5(f)) at the record date for the determination of shareholders entitled to receive such rights or warrants, the Conversion Price in effect immediately prior thereto shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date, plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such Market Value, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after such record date. If at the end of the period during which such rights or warrants are exercisable not all rights or warrants shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued).

(iii) In case the Company shall distribute to all or substantially all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any company other than the Company), or shall distribute to all or substantially all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in subsection (ii) of this Section 5(f)), then in each such case the Conversion Price shall be adjusted so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Market Value per share (as defined in subsection (v) of this Section 5(f)) of the Common Stock on the record date mentioned below less the fair market value on such record date (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock determined on the basis of the number of shares of Common Stock outstanding on the record date), and of which the denominator shall be the Market Value per share (as defined in subsection (v) of this Section 5(f)) of the Common Stock on such record date. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution. Notwithstanding the foregoing, in the event that the Company shall distribute rights or warrants (other than those referred to in subsection (ii) of this Section 5(f)) (“Rights”) pro rata to holders of Common Stock, the Company may, in lieu of making any adjustment pursuant to this Section 5(f), make proper provision so that each holder of this Note who converts this Note (or any portion thereof) after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion (the “Conversion Shares”), the number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the “Distribution Date”), the same number of Rights to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock into which this Note so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

(iv) In case the Company shall, by dividend or otherwise, at any time distribute (a “Triggering Distribution”) to all or substantially all holders of its Common Stock cash in an aggregate amount that, together with the aggregate amount of any other cash distributions to all or substantially all holders of its Common Stock made within the 12 months preceding the date of payment of the Triggering Distribution and in respect of which no Conversion Price adjustment pursuant to this Section 5(f) has been made, exceeds 20% of the product of the Market Value per share of Common Stock (as determined in accordance with subsection (v) of this Section 5(f)) on the Business Day (the “Determination Date”) immediately preceding the day on which such Triggering Distribution is declared by the Company multiplied by the number of shares of Common Stock outstanding on such date (excluding shares held in the treasury of the Company), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying such Conversion Price in effect immediately prior to the Determination Date by a fraction of which the numerator shall be the Market Value of the Common Stock (as determined in accordance with subsection (v) of this Section 5(f)) on the Determination Date less the amount of cash so distributed within such 12 months (including, without limitation, the Triggering Distribution) applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the Determination Date) and the denominator shall be such Market Value of the Common Stock (as determined in accordance with subsection (v) of this Section 5(f)) on the Determination Date, such reduction to become effective immediately prior to the opening of business on the day following the date on which the Triggering Distribution is paid.

(v) For the purpose of any computation under subsections (ii), (iii) and (iv) of this Section 5(f), the “Market Value” per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive Trading Days commencing 45 Trading Days before (i) the Determination Date with respect to distributions under subsection (iv) of this Section 5(f) or (ii) the record date with respect to distributions, issuances or other events requiring such computation under subsection (ii) or (iii) of this Section 5(f). The closing price for each day shall be the last reported sales price or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices in either case on the NASDAQ Small Cap Market System or, if the Common Stock is not listed or admitted to trading on the NASDAQ Small Cap Market System, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sales price of the Common Stock as quoted by NASDAQ or, in case no reported sales take place, the average of the closing bid and asked prices as quoted by NASDAQ or any comparable system. If no such prices are available, the Market Value per share shall be the fair value of a share of Common Stock as determined in good faith by the Board of Directors of the Company.

(g) No Adjustment.

(i) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price as last adjusted; provided, however, that any adjustments which by reason of this Section 5(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

(ii) No adjustment need be made for a change in the par value of the Common Stock.

(iii) To the extent that this Note becomes convertible into the right to receive cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

(h) Notice of Adjustment. Whenever the Conversion Price is adjusted, the Company shall promptly mail to the Holder a notice of the adjustment briefly stating the facts requiring the adjustment and the manner of computing it.

(i) Notice of Certain Transactions. In the event that:

(i) the Company takes any action which would require an adjustment in the Conversion Price;

(ii) the Company consolidates or merges with, or transfers all or substantially all of its assets to, another corporation and shareholders of the Company must approve the transaction; or

(iii) there is a dissolution or liquidation of the Company, the Company shall mail to the Holder a notice stating the proposed record or effective date, as the case may be, at least ten days before such date. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (i), (ii) or (iii) of this Section 5(i).

(j) Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege. If any of the following shall occur, namely: (a) any reclassification or change of shares of Common Stock issuable upon conversion of this Note (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 5(f)); (b) any consolidation or merger to which the Company is a party other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock; or (c) any sale or conveyance of all or substantially all of the assets of the Company as an entirety, then the Company, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, deliver a notice to the Holder of this Note that the Holder shall have the right to convert this Note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock deliverable upon conversion of this Note immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such notice shall provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Section 5. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock include shares of stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then such notice shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holder of this Note as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 5(j) shall similarly apply to successive consolidations, mergers, sales or conveyances.

(k) The provisions of this Section 5 will not become effective until they have been approved by a majority of the shareholders of the Company as provided by NASD Rule 4350.

6.    SUBORDINATION

(a) Subordination to Senior Debt.

(i) The indebtedness represented by this Note and the payment of the principal of (and premium, if any) and interest on this Note are hereby expressly subordinate and junior, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Debt.

(ii) In the event of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company or otherwise, then the holders of all Senior Debt shall first be entitled to receive payment of the full amount due thereon in cash or other consideration satisfactory to the holders of Senior Debt in respect of principal (and premium, if any) and interest, or provision shall be made for such amount in money or money’s worth, before the Holder of this Note is entitled to receive any payment or distribution of any character, whether in cash, securities or other property, on account of the principal of (or premium, if any) or interest on the indebtedness evidenced by this Note.

(iii) For purposes of this Section 6, the words, “cash, securities or other property” shall not be deemed to include shares of Capital Stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Section 6 with respect to this Note to the payment of all Senior Debt which may at the time be outstanding; provided that (A) the Senior Debt is assumed by the new corporation, if any, resulting from any reorganization or readjustment, and (B) the rights of the holders of Senior Debt (other than leases which are not assumed by the Company or the new corporation, as the case may be) are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another person upon the terms and conditions provided for in Section 5(j) shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 6 if such other person shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Section 5(j).

(iv) In the event of any default in payment of the principal of or premium, if any, or interest on, rent under, or any other payment obligation under any Senior Debt (a “Payment Default”) beyond any applicable grace period with respect thereto, then, unless and until all such payments due in respect of such Senior Debt have been paid in full in cash or other consideration satisfactory to holders of Senior Debt or such default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Company with respect to the principal of, premium, if any, or interest on this Note or to acquire or redeem this Note.

(v) If the maturity of any Senior Debt is accelerated, no payment may be made on this Note until all amounts due or to become due on such Senior Debt have been paid in full in cash or other consideration satisfactory to holders of such Senior Debt or until such acceleration has been cured or waived.

(vi) In the event that, notwithstanding the foregoing provisions of Sections 6(a)(ii), (iii), and (iv), any payment on account of principal of or interest on this Note shall be made by or on behalf of the Company and received by the Holder of this Note, at a time when such payment is not permitted by any of such provisions, then, unless and until all Senior Debt is paid in full in cash or other consideration satisfactory to the holders thereof, or such payment is otherwise permitted to be made by the provisions of each of Sections 6(a)(ii), 6(a)(iii), and 6(a)(iv), such payment on account of principal of or interest on this Note shall be held in trust for the benefit of, and shall be immediately paid over to, the holders of Senior Debt or their representative or representatives or the trustee or trustees under any indenture under which any instruments evidencing any of the Senior Debt may have been issued, as their interests may appear.

(b) Subrogation. Subject to the payment in full of all Senior Debt to which the indebtedness evidenced by this Note is in the circumstances subordinated as provided in this Section 6, the Holder of this Note (together with the holders of the remaining Notes and the holders of any other Indebtedness of the Company which is subordinate in right of payment to the payment in full of all Senior Debt and is not subordinate in right of payment of the Notes and which by its terms grants such right of subrogation to the holders thereof) shall be subrogated to the rights of the holders of such Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Debt until all amounts owing on this Note shall be paid in full, and, as between the Company, its creditors other than holders of such Senior Debt, and the Holder of this Note, no such payment or distribution made to the holders of Senior Debt by virtue of this Section 6 which otherwise would have been made to the Holder of this Note shall be deemed to be a payment by the Company on account of such Senior Debt, it being understood that the provisions of this Section 6 are and are intended solely for the purpose of defining the relative rights of the Holder of this Note, on the one hand, and the holders of Senior Debt, on the other hand.

(c) Obligation of Company Unconditional. Nothing contained in this Section 6 or elsewhere in this Note is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Debt, and the Holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the Holder of this Note the principal of (and premium, if any) and interest on this Note as and when the same shall become due and payable in accordance with the terms of this Note, or is intended to or shall affect the relative rights of the Holder of this Note and creditors of the Company other than the holders of Senior Debt, nor shall anything herein or therein prevent the Holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 6 of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

(d) Modification of Terms of Senior Debt.

(i) Any renewal or extension of the time of payment of any Senior Debt or the exercise by the holders of Senior Debt of any of their rights under any instrument creating or evidencing Senior Debt, including without limitation the waiver of default thereunder, may be made or done all without notice to or assent from the Holder of this Note.

(ii) No compromise, alteration, amendment, modification, extension, renewal or other change of, or waiver, consent or other action in respect of, any liability or obligation under or in respect of, or of any of the terms, covenants or conditions of any indenture or other instrument under which any Senior Debt is outstanding or of such Senior Debt, whether or not such release is in accordance with the provisions of any applicable document, shall in any way alter or affect any of the provisions of this Note relating to the subordination hereof.

(e) Payments on Notes Permitted. Nothing contained in this Section 6 or elsewhere in this Note shall affect the obligation of the Company to make, or prevent the Company from making, payments of the principal of, or premium, if any, or interest on this Note in accordance with the provisions hereof, except as otherwise provided in this Section 6.

(f) Rights of Holders of Senior Debt Not Impaired. No right of any present or future holder of any Senior Debt to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(g) Certain Conversions Not Deemed Payment. For purposes of this Section 6 only, (1) the issuance and delivery of Common Stock of the Company upon conversion of this Note in accordance with Section 5 shall not be deemed to constitute a payment or distribution on account of the principal of, premium, if any, or interest on this Note or on account of the purchase or other acquisition of this Note, and (2) the payment, issuance or delivery of cash (except in satisfaction of fractional shares pursuant to Section 5(c)), property or securities (other than Common Stock of the Company) upon conversion of this Note shall be deemed to constitute payment on account of the principal of, premium, if any, or interest on this Note. Nothing contained in this Section 6 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors (other than holders of Senior Debt) and the Holder of this Note, the right of the Holder of this Note to convert this Note in accordance with Section 5.

7.    COVENANTS

(a) Payment of Note. The Company shall promptly make all payments in respect of this Note on the dates and in the manner provided in this Note. The Company shall, to the extent permitted by law, pay interest on overdue amounts at the rate set forth in Section 2 of this Note, which interest on overdue amounts (to the extent that the payment of such interest shall be legally enforceable) shall accrue from the date such amounts become overdue.

(b) Financial Reports. The Company shall file all reports and other information and documents which it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and within 15 days after it files them with the SEC, the Company shall mail copies of all such reports, information and other documents to the Holder.

(c) Liquidation. The Board of Directors or the shareholders of the Company may not adopt a plan of liquidation, which plan provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company otherwise than substantially as an entirety (any such sale, lease, conveyance or other disposition substantially as an entirety being governed by Section 7(e)); and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of the remaining assets of the Company to the holders of the capital stock of the Company, unless the Company shall in connection with the adoption of such plan, and prior to making any liquidating distributions, redeem this Note pursuant to Section 4.

(d) Merger, Consideration and Sale of Assets, Etc. The Company shall not consolidate with or merge with or into any other Person, and the Company shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, transfer, lease or otherwise depose of all or substantially all of the property and assets of the Company and its Subsidiaries taken as a whole to any Person or Persons in a single or series of related transactions, unless:

(i) either (x) the Company shall be the resulting or surviving entity, or (y) such person expressly assumes all the obligations of the Company under this Note; and

(ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

(e) Successor Corporation Substituted. Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Company and its Subsidiaries in accordance with Section 7(d), the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Note with the same effect as if such successor corporation had been named as the Company herein.

(f) Further Instruments and Acts. Upon the request of the Holder, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of this Note.

8.    DEFAULTS AND REMEDIES

(a) Events of Default. Each of the following shall be an “Event of Default” for purposes of this Note:

(1) failure to pay principal of this Note when due;

(2) failure to pay any interest on this Note when due, continued for 30 days or more;

(3) failure to pay the Redemption Price on this Note when same becomes due and payable;

(4) failure to perform any other covenant, warranty or agreement of the Company under this Note, continued for 30 days or more after written notice to the Company by the Holder;

(5) there shall be, with respect to any issue or issues of Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount of $5,000,000 or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (x) an event of default that has caused the holders thereof (or their representatives) (i) to declare such Indebtedness to be due and payable prior to its scheduled maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days following such acceleration and/or (ii) to commence judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the property or assets securing such Indebtedness and/or (y) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 45 days of such payment default;

(6) the rendering of a final judgment or judgments against the Company or any of its Subsidiaries in an amount of $5,000,000 or more which remains undischarged or unstayed for a period of 60 days;

(7) the Company or any of its Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(A) admits in writing its inability to pay its debts generally as they become due,

(B) commences a voluntary case or proceeding,

(C) consents to the entry of an order for relief against it in an involuntary case or proceeding,

(D) consents or acquiesces in the institution of a bankruptcy or insolvency proceeding against it,

(E) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(F) makes a general assignment for the benefit of its creditors, or any of them takes any action to authorize or effect any of the foregoing;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Subsidiaries in an involuntary case or proceeding,

(B) appoints a Custodian for the Company or any of its Subsidiaries or for all or substantially all of their property, or

(C) orders the liquidation of the Company or any of its Subsidiaries, and in each case the order or decree remains unstayed and in effect for 60 days; provided, however, that if the entry of such order or decree is appealed and dismissed on appeal, then the Event of Default hereunder by reason of the entry of such order or decree shall be deemed to have been cured; or

(9) Failure to deliver shares of Common Stock (or cash in lieu of fractional shares) when such Common Stock (or cash in lieu of fractional shares) is required to be delivered, upon conversion of this Note and such failure is not remedied for a period of 10 days.

(b) Acceleration. If an Event of Default with respect to this Note (other than an Event of Default specified in clause (7) or (8) of Section 8(a) with respect to the Company) occurs and is continuing, the Holder by notice in writing to the Company may declare the unpaid principal of and accrued interest to the date of acceleration on this Note to be due and payable immediately and, upon any such declaration, such principal amount and accrued interest, notwithstanding anything contained in this Note to the contrary, will become immediately due and payable. If an Event of Default specified in clause (7) or (8) of Section 8(a) with respect to the Company occurs, this Note will ipso facto become immediately due and payable without any declaration or other act on the part of the Holder.

(c) Remedies. If an Event of Default occurs and is continuing, the Holder may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on this Note or to enforce the performance of any provision of this Note. A delay or omission by the Holder in exercising any right or remedy maturing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

(d) Waiver of Usury, Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Note; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Company, but will suffer and permit the execution of every such power as though no such law had been enacted.

9. REGISTRATION, TRANSFER AND EXCHANGE

(a) Registration of Note. The Company shall cause to be kept at its principal office a register in which the Company shall provide for the registration of this Note and of transfers and exchanges of this Note. The registered Holder of this Note shall be that person or entity in whose name this Note has been registered by the Company. The registered Holder shall be deemed the owner of this Note for all purposes, and the Company shall not be affected by any notice to the contrary.

(b) Exchange. At the option of the Holder, and subject to the other provisions of this Note, this Note may be exchanged for other Notes of a like aggregate principal amount, upon surrender of this Note to the Company. Whenever this Note is so surrendered for exchange, and subject to the other provisions of this Note, the Company shall execute and deliver other Notes which the Holder making the exchange is entitled to receive.

(c) Transfer or Exchange of Note. The Company shall transfer or exchange this Note upon the request of the Holder, subject to the fulfillment of the following conditions: (i) the Holder shall surrender this Note to the Company; (ii) the Holder shall deliver to the Company a written instrument of transfer in the form attached hereto as Annex B, duly executed by the Holder; and if the Note is being transferred in reliance upon an exemption from the registration requirements of the Securities Act, a certification to that effect, and an opinion of counsel reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act.

(d) Payment of Taxes. Notwithstanding any other provision of this Section 9, no transfer of this Note shall be permitted, and no registration of transfer shall be effected unless, prior to the time of such transfer or registration of transfer, the Holder has made arrangements reasonably satisfactory to the Company for payment or reimbursement of any and all Taxes which would, in the absence of payment by the transferor, be required to be paid by the Company as a result of such transfer. No service charge shall be made for any registration of transfer or exchange.

(e) Legend. Except as permitted by Section 9(f), this Note (and all Notes issued in exchange therefor or substitution of this Note) shall, so long as appropriate, bear a legend (the “Legend”) to substantially the following effect (each, a “Transfer Restricted Security”):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS REGISTERED UNDER THE SECURITIES ACT, OR IN A TRANSACTION WHICH IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. ADDITIONALLY, THE TRANSFER OF THIS NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THIS NOTE, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS NOTE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER.

(f) Removal of Legend. At such time as any Transfer Restricted Security may be freely transferred without registration under the Securities Act and without being subject to transfer restrictions pursuant to the Securities Act, the Company shall permit the Holder of such Transfer Restricted Security to exchange such Transfer Restricted Security for a new Note which does not bear the applicable portion of the Legend upon receipt of an appropriate certification from such Holder and, at the request of the Company, upon receipt of an opinion of counsel, reasonably acceptable to the Company, that the transfer restrictions contained in the Legend are no longer applicable. In addition, at such time as this Note is no longer subject to the transfer conditions set forth herein, the Company shall permit the Holder of such Note to exchange such Note for a new Note which does not bear the portion of the Legend referring to such transfer conditions.

(g) Replacement of Lost, Stolen or Destroyed Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note and, if requested by the Company in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will issue a new Note, of like tenor, in the amount of unpaid principal of this Note, in lieu of such lost, stolen, destroyed or mutilated Note.

10. MISCELLANEOUS

(a) Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally, sent by nationally recognized overnight delivery service or facsimile (receipt confirmed) or mailed by first-class mail, postage prepaid, addressed as follows:

(i)	if to the Company, to:

International Assets Holding Corporation

220 E. Central Parkway

Suite 2060

Altamonte Springs, Florida 32701

(ii)	if to the Holder, at its address appearing in the register maintained by the Company pursuant to Section 8 hereof.

Any such notice or communication shall be deemed to be delivered (x) on the date delivered, if delivered personally, (y) on the day after the notice is delivered into the possession and control of a nationally recognized overnight delivery service, duly marked for delivery to the receiving party or (z) three Business Days after being mailed by first-class mail, postage prepaid. The Company, by written notice to the Holder, may designate a different address for subsequent notices or communications.

(b) Successors. All agreements of the Company in this Note shall bind its successor.

(c) Severability. Each provision of this Note shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d) Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this as of                 , 2004.

INTERNATIONAL ASSETS HOLDING CORPORATION

By:

Name:

Title:

ANNEX A

CONVERSION NOTICE

To convert this Note into Common Stock of the Company, check the box: ☐

To convert only part of this Note, state the amount to be converted:

$

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Date:

Your signature:

(Sign exactly as your name appears on this Note)

*Signature guaranteed by:

•	The signature must be guaranteed by a bank, a trust company or a member firm of the New York Stock Exchange.

ANNEX B

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint

as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Signed exactly as name appears on this Note)

Signature Guarantee:
(The signature must be guaranteed by a bank, a trust company or a member firm of the New York Stock Exchange.)